For Immediate Release

First Interstate BancSystem, Inc. Completes Acquisition of Northwest Bancorporation, Inc.

BILLINGS, Montana, August 17, 2018 - Effective August 16, 2018, First Interstate BancSystem, Inc. (NASDAQ: FIBK) (“First Interstate”), parent company of First Interstate Bank, has completed its acquisition of Northwest Bancorporation, Inc. (“Northwest”) (OTC Pink: NBCT), parent company of Inland Northwest Bank (“INB”).
“INB’s service excellence and company culture blends seamlessly with ours,” said First Interstate President and CEO, Kevin Riley. “It is our privilege to welcome INB employees, clients, and shareholders to the First Interstate family.”
Although First Interstate’s acquisition of Northwest has been completed, Riley said there are no immediate changes for INB clients. “For now, it is ‘business as usual’ for INB. Clients will continue to work with the same bankers they’ve come to know and trust, and INB’s local leadership remains in place.”
For former INB executives and stakeholders, the partnership with First Interstate made sense on several fronts-anchored in a mutual appreciation for providing the best experience for their customers. “First Interstate was the ideal partner for us because we share values about community banking and how we serve our employees, customers, and communities,” said Russ Lee, former President and CEO of Northwest and newly-appointed Executive Vice President for First Interstate. “We are excited to join the First Interstate team and look forward to the many opportunities and benefits this merger will bring to our employees, our clients, and the combined company’s shareholders.”
The data processing conversion and merger of the two banks is scheduled to begin following the close of business on November 9, 2018. On November 13, INB will officially become First Interstate Bank; both INB and First Interstate Bank will be closed on November 12 in observance of Veterans Day. Until then, INB and First Interstate Bank will operate as two separate banking subsidiaries of First Interstate BancSystem, Inc. It is expected that INB clients will begin receiving information about the conversion/merger of the two banks in early October.
Following the merger, INB clients will continue to enjoy a highly-personalized banking experience. First Interstate offers an expanded line of financial services and innovative solutions, such as Wealth Management, Treasury Solutions and a unique credit card with a rewards program featuring travel benefits and perks from local merchants.
In accordance with the definitive agreement, approximately 3.9 million shares of First Interstate Class A common stock were issued. First Interstate expects the transaction to be immediately accretive to earnings per share.
Sandler O’Neill & Partners, L.P. served as financial advisor, and Luse Gorman, PC served as legal counsel to First Interstate. D.A. Davidson & Co. served as financial advisor and Witherspoon Kelley served as legal counsel to Northwest.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $12.2 billion in assets as of June 30, 2018. It is the parent company of First Interstate Bank, a community bank operating over 120 banking offices, including online and mobile banking services, throughout Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. As a recognized leader in community banking services, First Interstate is driven by strong values, as well as a commitment to delivering a rewarding experience to its employees, strong returns to shareholders, exceptional products and services to its clients, and resources to the communities it serves. To learn more about First Interstate, visit firstinterstate.com.

About Inland Northwest Bank
Inland Northwest Bank is a Washington state-chartered community bank that currently operates 20 offices across Washington, Idaho, and Oregon. INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations and agriculture-related operations, by providing a full line of commercial, retail, agricultural, mortgage and private banking products and services. More information about INB can be found on its website at www.inb.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. These forward-looking statements include, but are not limited to, (i) statements about First Interstate’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (ii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from expected results: delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating First Interstate and Northwest, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First Interstate is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that First Interstate files with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Interstate or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, First Interstate does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

For further information:
Marcy Mutch, Chief Financial Officer
406-255-5312
marcy.mutch@fib.com

or

MEDIA:
Sara Becker, Marketing Manager
406-255-5314
sara,becker@fib.com